UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
DANA CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Virginia	34-4361040

(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4500 Dorr Street, Toledo, Ohio	43615

(Address of Principal Executive Offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☑
Securities Act registration statement file number to which this form relates: Not applicable
Securities to be registered pursuant to Section 12(g) of the Act:
Series A Junior Participating Preferred Stock Purchase Rights
(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.
     Dana Corporation (Dana) has a preferred share purchase rights plan which is administered under the Rights Agreement, dated as of April 25, 1996, as amended (the Rights Agreement), between Dana and The Bank of New York, as Rights Agent. Pursuant to the Rights Agreement, one right to purchase 1/1000th of a share of Series A Junior Participating Preferred Stock, no par value, has been issued in respect of each share of Dana’s common stock outstanding on and after July 25, 1996. Dana registered the rights on Form 8-A registration statements filed on May 1, 1996 and July 21, 2006. A full description of the rights is contained therein and incorporated herein by reference.
     On July 25, 2007, Dana’s Board of Directors adopted an amendment to the Rights Agreement that provides that the provisions of the Rights Agreement are inapplicable to the transactions contemplated by the Investment Agreement, dated as of July 25 , 2007, as amended and restated on July 26, 2007, by and among Centerbridge Capital Partners, L.P.; CBP Parts Acquisition Co. LLC; and Dana, and makes certain other modifications to the Rights Agreement. This description of the amendment is qualified in its entirety by reference to the copy of the amendment filed as Exhibit 4.1 hereto and incorporated herein by this reference.
Item 2. Exhibits.

Exhibit Number	Exhibit

4.1	Amendment No. 3, dated as of July 25, 2007, to the Rights Agreement, dated as of April 25, 1996, as amended, by and between Dana and The Bank of New York, as Rights Agent, filed by reference to Exhibit 99.5 to Dana Corporation’s Current Report on Form 8-K filed on July 31, 2007

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

DANA CORPORATION
By:	/s/ Marc S. Levin
Name:	Marc S. Levin
Title:	Acting General Counsel and Acting Secretary

Date: August 1, 2007

INDEX TO EXHIBITS

Exhibit Number	Exhibit

4.1	Amendment No. 3, dated as of July 25, 2007, to the Rights Agreement, dated as of April 25, 1996, as amended, by and between Dana and The Bank of New York, as Rights Agent, filed by reference to Exhibit 99.5 to Dana Corporation’s Current Report on Form 8-K filed on July 31, 2007

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